Exhibit 99.2

                                 S1 CORPORATION
                TRANSCRIPT OF CONFERENCE CALL HELD APRIL 26, 2006

Remarks made by John A. Stone

I'd like to remind you that we will be making forward-looking statements today. These forward-looking statements are based on our current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Please refer to the risk factors identified in our Form 10-K for the period ended December 31, 2005 and our subsequent public filings with the SEC.

In just a minute I will hand the call over to Chip Mahan, our Chairman and Chief Executive Officer, but first, I'd like to make some brief comments on the financial tables included in our press release this afternoon.

As the release indicates, in the first quarter, we generated revenue of $48.5 million, an increase of $2.6 million over the fourth quarter of 2005, and we generated $3.2 million of adjusted EBITDA which excludes stock based compensation and restructuring charges related to actions taken in the fourth quarter of 2005.

Some of the comparisons of our first quarter results to previous periods are impacted by the inclusion of stock based compensation expense in our 2006 results with the adoption of Financial Accounting Standard # 123r. This accounting standard was adopted prospectively, so prior periods do not include these costs. We have provided footnotes to the tables so that you can see the amount of stock based compensation included in each line impacted.

Another change you will see is in the segment tables. In addition to the Risk and Compliance segment we disclosed in the fourth quarter, we are presenting the Enterprise segment, run by Group President Matt Hale, which includes the North American retail banking solutions, global wholesale banking solution, and State Farm. We are also presenting the Postilion segment, run by Group President, Johann Dreyer, which includes the community financial business in North America, ATM/payments business globally, and the retail banking business outside North America.

Before I comment on the segment results, looking at the consolidated statement of operations in Table 1, we reported $554,000 of income from discontinued operations in the first quarter and this is related to the sale of the Edify business in 2005, a settlement related to a working capital adjustment. You will also see $333,000 of restructuring charges in the first quarter, which is severance related to employee actions taken during the fourth quarter of 2005 where certain employees were on transition schedules that ended during the first quarter of 2006.

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Without the stock based compensation expense, the business generated $600,000 of income from continuing operations, and $900,000 if you exclude the restructuring charges related to actions taken in 2005. Again, adjusted EBITDA was $3.2 million.

Moving now to the segment results for the first quarter on Table 4, and I will be making comparisons to tables 5 and 6, which show the same format for the fourth and first quarters of 2005.

The Enterprise Segment generated $25.9 million of total revenue, $1.9 million more than the 2005 fourth quarter, the largest increase being $1.3 million in professional services principally related to the State Farm business, and a $900,000 increase in data center revenue driven by a significant new customer going live in our hosted environment. License revenue of $2.9 million is up $500,000 from the fourth quarter of 2005, and includes approximately $1.0 million of subscription revenue which is essentially flat with the fourth quarter. The remaining $1.4 million of license comes from perpetual licenses of additional modules or seats to existing installed customers. These increases in revenue are partially offset by a $600,000 decrease in other revenue, which is pass through hardware revenue.

Operating expenses for the Enterprise segment decreased $5.0 million after isolating restructuring charges and stock based compensation; this largely due to the fourth quarter restructuring occurring in the middle of the fourth quarter and some of the employees affected were on transition plans through the end of the year. In short, the fourth quarter restructuring generated a reduction in cash expenses in this segment of $20 million on an annualized run-rate.

As the reconciliation at the bottom of table 4 indicates, the Enterprise segment generated adjusted EBITDA of $1.1 million during the first quarter.

The Postilion segment generated total revenue of $17.5 million, an increase of $1.9 million over the 2005 fourth quarter, with all revenue categories increasing between 6 and 21 percent. License, support and maintenance, and professional services revenue increased largely due to strong sales of our ATM and Payments product, while data center revenue growth was driven by continued bill pay adoption.

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Operating expenses for the Postilion segment decreased $1.1 million after isolating stock based compensation and restructuring charges principally in the international retail unit. Again the decrease is largely due to the fourth quarter restructuring occurring in the middle of the fourth quarter.

As the reconciliation at the bottom of table 4 indicates, the Postilion segment generated adjusted EBITDA of $2.1 million during the first quarter.

In our Risk and Compliance Segment, which is essentially the FRS business, revenue was down $1.2 million from the fourth quarter, however, operating expenses were down by more than $1 million, keeping the business at essentially break-even operating margin and EBITDA. FRS had a strong bookings quarter, with total bookings of $6.5 million in the first quarter compared to $12.2 million during ALL of 2005. In the first quarter, FRS booked $3.9 million in subscription licenses, of which only $70,000 was included in the first quarter results. These subscription bookings will be recognized over an average term of 5 years.

On a consolidated basis, our Gross Profit Margin was 51%, a significant improvement over the fourth quarter, and we anticipate that as we continue to execute on our business plan that percentage will improve.

Balance sheet

Cash and short term investments were $115 million as of March 31, 2006, down approximately $14 million in respect of the $14 million payment of the contingent purchase price for the Mosaic acquisition. As I have said, adjusted EBITDA was $3.2 million, we had capital expenditures of $3.3 million. Net Debt service is zero. So the business was essentially at break-even free cash flow in first quarter and we expect Capex to be down on a quarterly basis going forward during 2006.

Accounts receivable increased $3.7 million related to seasonal billings of annual maintenance as you can see a larger increase in deferred revenue related to this seasonality. DSO was 97 at the end of the quarter. Approximately $24 million of our receivables are unbilled, three quarters of which related to projects accounted for using percentage of completion or proportional performance, where revenue is recognized as work is performed and billings occur based on the achievement of periodic project milestones. DSO on the billed portion of receivables is 53 days. We anticipate DSO will come down going forward in 2006.

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On the fourth quarter call, we made a point to boil down the expenses of the
Enterprise and Postilion segments of the business to get to a cash expense run-rate exiting 2005 of $41.5 million, and revenue of roughly $40 million. Clearly revenue is up $3.7 million for these segments combined. On the expense side, if you remove the stock based compensation and restructuring charges that relate to actions announced in the fourth quarter, we are at $40.2 million in cash expense run-rate in the first quarter. The management team is executing a plan that is designed to grow EBITDA and create long-term value. That plan will require hiring some additional staff while controlling other costs. Consequently, the cash expense run-rate will likely rise as we proceed through the year and execute against our plan.

In summary, the first quarter results indicate the realignment of the business is taking hold - growth in revenue, costs contained, and positive cash flow from operations. Now that I have reviewed the numbers, I'll hand the call over to Chip to review some of the operational accomplishments.

Remarks made by James S. Mahan, III

I am pleased with our performance in Q1, the first full quarter with our new management team and organizational structure in place. While these numbers are a testament to the early progress we are making and the momentum we've established, they are only part of the story. I'd like to provide some color for you on our first quarter accomplishments in the context of how we run this business and the three key objectives I've spoken about on our previous calls.

These objectives are:

     - First, taking care of our current customers on some of our heritage solutions, and reinvesting in those businesses

     - Secondly, moving our Enterprise customers to one-or-two common versions of our software to improve customer satisfaction and reduce expenses

     - and thirdly, working closely with our Managed Introduction Program customers on the delivery of Enterprise 3.5, ensuring that we get it right straight out of the gate.

Let's start with our Postilion business. Evidenced by the numbers that John shared with you, Johann Dreyer and his team have done an excellent job in getting our community bank customers and employees re-engaged. These customers are now getting the attention and focus they deserve.... Through our investment in this product suite, these customers are about to receive new enhancements that they haven't seen in several years. For example, in the first quarter, we announced a strategic partnership to offer our customers multi-factor authentication solutions. Within 45 days of this announcement, we integrated that product and began testing the solution with several customers. We are on track to go live on this solution in our data center next month. In addition, we are well underway with developing the next generation of self-service banking solutions that will help us leapfrog the functionality gap that has been created over the years and allow us to offer software that is currently UNAVAILABLE anywhere in this sub segment of the marketplace.

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While we still are experiencing some attrition in this base, our core Internet banking offering continues to bring in new customers and good cross-sales. With our ATM/payments solution, the team closed strategic wins with several large processors and financial institutions. One of these included a well-known global card-issuer who plans to use our Postilion platform for authorization and processing of its card transactions in 18 countries across the Middle East. The proven performance of this platform is the basis on which we will be able to rapidly bring additional capabilities to our entire customer base.

In summary, every component of the Postilion Segment has improved this quarter, evidenced by the increase in revenues, margins and profits noted in our press release tables.

Switching gears to our Enterprise business, I'm pleased to share with you the substantial progress we've made to move roughly 50 of our current Enterprise 1.x and 2.x customers to our most current production release. The U.S. banking regulators are strongly encouraging all FDIC insured banks to have a plan in place by the end of this year for multi-factor authentication. Interestingly, this initiative will help us expedite these upgrades. We are on track to have all but a couple of banks converted by Q4. These migrations get our customers to a common release with enhanced feature/functions which will, in turn, help us reduce our costs and improve quality.

For our Enterprise 3.5 suite, I'm also pleased with the progress we are making with our Managed Introduction Program, where we are working with nine key customers to prepare our entire organization for a broader, more aggressive roll-out of this suite later this year. These customers range from several super-community banks in the under $5 billion-dollar category to a several retail oriented banks in the $18BB-$32BB range to a $45BB institution focused its small and medium sized business customers to a couple of large insurance companies which of course, includes State Farm. The point here is that this is a diverse group of financial institutions that will give our professional services and hosting teams the broad exposure and experience that we need to ensure a successful rollout of this solution set later this year. We are in pre-production test mode with most of these customers, and we expect to gain feedback from production environments beginning in June. All early indicators from our teams are that this is the highest quality code we have released in the history of this company. I am confident that the extra time we took and the thousands and thousands of extra test cases that we ran paid off.

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Our wholesale banking business continues to make progress against its goals of consolidating platforms and improving customer satisfaction. As I mentioned last quarter, we've have now taken three large-bank customers live on the newest Corporate Banking application, which has allowed these banks to move their largest and most profitable wholesale customers off antiquated systems this quarter. This group of our banks customers is typically the institution's most demanding and profitable accounts, and I am proud to say that our team and our solutions met the test. Having one of these large institutions live in our data center in the quarter contributed to the increase in hosting revenues.

We continue to have a strong relationship and productive partnership with the State Farm Insurance Company, with 14 projects underway across multiple fronts of their business. As you saw from our filing yesterday, State Farm has taken the unprecedented step to issue a letter to S1 authorizing us to provide additional perspective on our long-standing relationship. State Farm is our largest customer, generating approximately 22% of our overall revenue last year and approximately $140 million in revenue over the past three years... and has historically been our largest shareholder. Our contract with State Farm provides them access to source code, which gives them substantial flexibility on how they go forward.

I want to touch on two questions we have gotten in the past: strategic transactions - that is potential acquisitions and divestitures - and stock buybacks. As we have said in the past, we evaluate any opportunities as they arise. As you know, the Board has authorized share repurchase programs and we expect that the Board will consider such programs in the future. We will let you know about any such decisions when they are made. In the meanwhile, we will not have any additional comment.

We believe we have established very good momentum this quarter and we look forward to continuing this momentum especially if we did not have the business distractions that have been in the news lately.

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In closing, I'd like to reflect on my first eight months back on the job. First,
I told you that we were going to take the time we needed to complete Enterprise and get it right with the highest quality standards. Early indications are that we took the right amount of to allow our folks to put software in the marketplace that we truly believe is their very best effort. I also told you that we needed to break down the silos in our business. We needed to get decision making closer to the customer. The Multiple Business Units we depicted in our financial presentation have gotten that right and our first quarter performance serves as early validation. I told you that we needed to invest in our heritage solutions and give these customers the attention and enhancements they deserve after sticking with us over the years. We are doing that today, and I believe we are getting that right. And finally, I told you that we would be focused on getting our expenses more in line with our revenues. We are on track to do this, and we remain focused on generating profitability on a consistent and DEPENDABLE basis.

Do we have risks? Sure, just like any other company in the early stages of delivering market-changing solutions. However, make no mistake about it... this organization is multi-faceted with substantive GROWTH opportunities in multiple markets that have yet to be realized. Our current plan calls for capitalizing on these opportunities through solid execution that enables us to efficiently and effectively execute against this plan.


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